Exhibit 99.1

NOMAD FOODS LIMITED

2025 EQUITY INCENTIVE PLAN

NOMAD FOODS LIMITED

2025 EQUITY INCENTIVE PLAN

1.	Purpose	1

2.	Definitions	1

3.	Administration	6

4.	Shares Subject to Plan	7

5.	Eligibility	8

6.	Specific Terms of Awards	8

7.	Certain Provisions Applicable to Awards	15

8.	Change in Control	18

9.	General Provisions	20

NOMAD FOODS LIMITED

2025 EQUITY INCENTIVE PLAN

1. Purpose. The purpose of this Nomad Foods Limited 2025 Equity Incentive Plan (including any sub-plans as applicable), as may be amended from time to time (the “Plan”) is to assist Nomad Foods Limited, registered in the British Virgin Islands with number 1818482 (the “Company”), and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof and elsewhere herein.

(a) “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act and any successor to such Rule.

(b) “Award” shall mean any Option, Share Appreciation Right, Restricted Share Award, Restricted Share Unit Award, Shares granted as a bonus or in lieu of another Award, Dividend Equivalent, Other Share-Based Award or Performance Award, together with any other right or interest relating to Shares or other property (including cash), granted to a Participant under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

(d) “Beneficiary” shall mean the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 9(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the Participant’s estate.

(e) “Beneficial Owner” and “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(f) “Board” shall mean the Board of Directors of the Company.

(g) “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” as set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Related Entity, if any, or any violation or breach of any material written policy or rule of the Company as may be in effect from time to time, including any of such policy or rule regarding sexual harassment or work-place discrimination, (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure, confidentiality and/or other similar agreement with the Company or a Related Entity, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or a Related Entity, including the Participant’s commission of or participation in an act of fraud, embezzlement, misappropriation, breach of fiduciary duty against the Company or a Related Entity, (v) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or while performing Participant’s duties and responsibilities for the Company, or the use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(h) “Change in Control” shall mean a Change in Control as defined in Section 8(b) of the Plan.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(j) “Committee” shall mean a committee designated by the Board to administer the Plan, which shall initially be the Compensation Committee of the Board; provided, however, that if the Board fails to designate a committee or if there are no longer any members on the committee so designated by the Board, or for any other reason determined by the Board, then the Board shall serve as the Committee. While it is intended that the Committee shall consist of at least two directors, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan and (ii) “Independent”, the failure of the Committee to be so comprised shall not invalidate any Award that otherwise satisfies the terms of the Plan.

(k) “Consultant” shall mean any consultant or advisor who provides services to the Company or any Related Entity, so long as (i) such person renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) such person does not directly or indirectly promote or maintain a market for the Company’s securities, and (iii) the identity of such person would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on either the exemption from registration provided by Rule 701 under the Securities Act of 1933 or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act of 1933.

(l) “Continuous Service” shall mean the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence (including, without limitation, sick leave, military leave, or any other authorized personal leave), (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement).

(m) “Director” shall mean a member of the Board or the board of directors of any Related Entity.

(n) “Disability” shall mean, unless otherwise defined in an Award Agreement, for purposes of the exercise of an Incentive Stock Option, a permanent and total disability, within the meaning of Code Section 22(e)(3), and for all other purposes, the Participant’s inability to perform the duties of his or her position with the Company or any Related Entity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(o) “Dividend Equivalent” shall mean a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(p) “Effective Date” shall mean the effective date of the Plan, which shall be June 15, 2025.

(q) “Eligible Person” shall mean each Director, Employee, Consultant and other person who provides services to the Company or any Related Entity. The foregoing notwithstanding, only Employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may, in the discretion of the Committee, be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(r) “Employee” shall mean any person, including an officer or Director, who is an employee of the Company or any Related Entity, or is a prospective employee of the Company or any Related Entity (conditioned upon and effective not earlier than, such person becoming an employee of the Company or any Related Entity). The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(s) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(t) “Fair Market Value” shall mean the fair market value of Shares, Awards or other property on the date as of which the value is being determined, as determined by the Committee, or under procedures established by the Committee, in a manner intended to satisfy the principles of Section 409A of the Code or Section 422 of the Code, to the extent applicable, subject to the following:

(i) If, on such date, the Shares are listed on an international, national or regional securities exchange or market system, the Fair Market Value of a Share shall be the closing price of a Share (or the mean of the closing bid and asked prices of a Share if the Share is so quoted instead) as quoted on the applicable exchange or system, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Share has traded on such exchange or system, the date on which the Fair Market Value shall be established shall be the last day on which the Share was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion.

(ii) If, on such date, the Shares are not listed on an international, national or regional securities exchange or market system but is traded on an over-the-counter market, the Fair Market Value of a Share shall be the average of the closing bid and asked prices for Shares or, if no closing bid and asked prices, the last closing price, in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market.

(iii) If, on such date, the Shares are not listed on an international, national or regional securities exchange or market system and are not traded on an over-the-counter market, the Fair Market Value of a Share shall be as determined by the Board in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(u) “Incentive Stock Option” shall mean any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(v) “Independent”, when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the Listing Market.

(w) “Incumbent Board” shall mean the Incumbent Board as defined in Section 8(b)(ii) hereof.

(x) “Listing Market” shall mean the international, national or regional securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the New York Stock Exchange.

(y) “Option” shall mean a right granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

(z) “Optionee” shall mean a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(aa) “Other Share-Based Awards” shall mean Awards granted to a Participant under Section 6(i) hereof.

(ab) “Parent” shall mean any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns shares possessing 50% or more of the combined voting power of all classes of shares in one of the other corporations in the chain.

(ac) “Participant” shall mean a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(ad) “Performance Award” shall mean any Award granted pursuant to Section 6(h) hereof.

(ae) “Performance Condition” means a condition or conditions related to (a) the financial performance of the Company and/or any Related Entity and/or (b) the Participant remaining employed by or having a service relationship with the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider for a specified period and/or (c) the achievement of any other performance goals specified by the Committee, which in each case are specified by the Committee in an Award Agreement, and must be fulfilled or waived in accordance with the Plan and the Award Agreement for the Award to Vest.

(af) “Performance Period” shall mean that period established by the Committee at the time any Award is granted or at any time thereafter during which any Performance Conditions specified by the Committee with respect to such Award are to be measured.

(ag) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof and shall include a “group” as defined in Section 13(d) thereof.

(ah) “Related Entity” shall mean any Parent or Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Committee in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly and with respect to which the Company may offer or sell securities pursuant to the Plan in reliance upon either Rule 701 under the Securities Act of 1933 or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act of 1933.

(ai) “Restricted Share” shall mean any Share issued with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(aj) “Restricted Share Award” shall mean an Award granted to a Participant under Section 6(d) hereof.

(ak) “Restricted Share Unit” shall mean a right to receive Shares, including Restricted Shares, cash measured based upon the value of Shares, or a combination thereof, at the end of a specified deferral period.

(al) “Restricted Share Unit Award” shall mean an Award of Restricted Share Units granted to a Participant under Section 6(e) hereof.

(am) “Restriction Period” shall mean the period of time specified by the Committee that Restricted Share Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose.

(an) “Rule 16b-3” shall mean Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(ao) “Shares” shall mean the ordinary shares of the Company, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 9(c) hereof.

(ap) “Share Appreciation Right” shall mean a right granted to a Participant under Section 6(c) hereof.

(aq) “Subsidiary” shall mean any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(ar) “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards, by a company (i) acquired by the Company or any Related Entity, (ii) which becomes a Related Entity after the date hereof, or (iii) with which the Company or any Related Entity combines.

(as) “Vest” shall mean, in relation to an Award, a Participant becoming entitled to have all or a proportion of the Shares subject to an Award issued or transferred to them, and “Vesting” shall be construed accordingly.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee except to the extent (and subject to the limitations imposed by Section 3(b) hereof) the Board elects to administer the Plan, in which case the Plan shall be administered by only those members of the Board who are Independent members of the Board, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of any other Eligible Persons or Participants. Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Related Entity or any Participant or Beneficiary, or any transferee under Section 9(b) hereof or any other person claiming rights from or through any of the foregoing persons or entities.

(b) Manner of Exercise of Committee Authority. The Committee, and not the Board, shall exercise sole and exclusive discretion (i) on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Ac, and (ii) with respect to any Award to an Independent Director. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to members of the Board, or officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. The Committee may appoint agents to assist it in administering the Plan, including, without limitation, appointing one or more members of the Company’s management, with the power or authority otherwise granted to the Committee under this Plan with respect to a number of Shares reserved and available for delivery under the Plan, subject to the terms and limitations of such power or authority as determined by the Committee in its sole and absolute discretion. In no event, however, may an agent appointed by the Committee to assist it in administering the Plan be permitted to grant Awards to, or exercise any discretion with respect to any and all other matters relating to Awards previously granted to, such agent appointed by the Committee to assist it in administering the Plan.

(c) Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Shares Subject to Plan.

(a) Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 9(c) hereof, the aggregate number of Shares that may be issued under all Awards under the Plan shall be equal to 15,164,767 Shares (the “Share Pool”). Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b) Application of Limitation to Grants of Awards. No Award may be granted if the number of Shares to be delivered in connection with such an Award exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares that would be counted against the limit upon settlement of then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

(c) Availability of Shares Not Delivered under Awards and Adjustments to Limits.

(i) If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares to which those Awards were subject, shall, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, be added back to the Share Pool and again be available for delivery with respect to Awards under the Plan.

(ii) Shares withheld from an Award to satisfy either (i) the exercise price or purchase price of such Award, or (ii) any tax withholding requirements shall count against the maximum number of Shares remaining available for issuance pursuant to Awards granted under the Plan and, for the avoidance of doubt, shall not be added back to the Share Pool.

(iii) Substitute Awards shall not reduce the Shares authorized for delivery under the Plan or authorized for delivery to a Participant in any period; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding Incentive Stock Options shall be counted against the aggregate number of Shares available for Awards of Incentive Stock Options under the Plan pursuant to Section 4(c)(v) herein. Additionally, in the event that an entity acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common shares of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan if and to the extent that the use of such Shares would not require approval of the Company’s shareholders under the rules of the Listing Market. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(iv) Any Share that again becomes available for delivery pursuant to this Section 4(c) shall be added back as one (1) Share.

(v) Notwithstanding anything in this Section 4(c) to the contrary but subject to adjustment as provided in Section 9(c) hereof, the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of the Incentive Stock Options shall be 15,164,767 Shares. In no event shall any Incentive Stock Options be granted under the Plan after the tenth anniversary of the date on which the Board adopts the Plan.

(vi) Notwithstanding anything in this Section 4 to the contrary, but subject to adjustment as provided in Section 9(c) hereof, in any fiscal year of the Company during any part of which the Plan is in effect, no Participant who is a Director but is not also an Employee or Consultant may be granted any Awards that have a “fair value” as of the date of grant, as determined in accordance with FASB ASC Topic 718 (or any other applicable accounting guidance), that exceeds $500,000 in the aggregate.

5. Eligibility. Awards may be granted under the Plan only to Eligible Persons.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 9(e) hereof), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. Except as otherwise expressly provided herein, the Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the laws of the British Virgin Islands, no consideration other than services may be required for the grant (as opposed to the exercise) of any Award.

(b) Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i) Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of shares of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted. Other than pursuant to Section 9(c)(i) and (ii) of this Plan, the Committee shall not be permitted to (A) lower the exercise price per Share of an Option after it is granted, (B) cancel an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with Substitute Awards), (C) cancel an outstanding Option in exchange for an Option with an exercise price that is less than the exercise price of the original Options or (D) take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without approval of the Company’s shareholders.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of Performance Conditions), the method by which notice of exercise is to be given and the form of exercise notice to be used, the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Award), other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.

(iii) Form of Settlement. The Committee may, in its sole discretion, provide that the Shares to be issued upon exercise of an Option shall be in the form of Restricted Shares or other similar securities.

(iv) Incentive Stock Options. The Committee shall only grant Incentive Stock Options if (y) with respect to the initial Share Pool set forth in Section 4(a) and 4(c)(vi), within 12 months of the Effective Date, and/or (z) with respect to any increase in the Share pools set forth in Sections 4(a) and 4(c)(iv) by an amendment to this Plan, within 12 months of the effective date of any such amendment the Plan or amendment, whichever applicable, is approved by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Section 422, applicable requirements under the rules of any share exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the Plan. Incentive Stock Options may be granted subject to shareholder approval but may not be exercised or otherwise settled in the event the shareholder approval is not obtained. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A) the Option shall not be exercisable for more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of shares of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant;

(B) the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000; and

(C) if Shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the date the Incentive Stock Option is granted or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

(c) Shares Appreciation Rights. The Committee may grant Share Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Share Appreciation Right”), or without regard to any Option (a “Freestanding Share Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, including the following:

(i) Right to Payment. A Share Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Share Appreciation Right as determined by the Committee. The grant price of a Share Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant, in the case of a Freestanding Share Appreciation Right, or less than the associated Option exercise price, in the case of a Tandem Share Appreciation Right. Other than pursuant to Section 9(c)(i) and (ii) of the Plan, the Committee shall not be permitted to (A) lower the grant price per Share of a Share Appreciation Right after it is granted, (B) cancel a Share Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards), (C) cancel an outstanding Share Appreciation Right in exchange for a Share Appreciation Right with a grant price that is less than the grant price of the original Share Appreciation Right, or (D) take any other action with respect to a Share Appreciation Right that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without shareholder approval.

(ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Share Appreciation Right may be exercised in whole or in part (including based on achievement of Performance Conditions), the time or times at which Share Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Share Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Share Appreciation Right.

(iii) Tandem Share Appreciation Rights. Any Tandem Share Appreciation Right may be granted at the same time as the related Option is granted or, for Options that are not Incentive Stock Options, at any time thereafter before exercise or expiration of such Option. Any Tandem Share Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Share Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Share Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Share Appreciation Right applies. Any Option related to a Tandem Share Appreciation Right shall no longer be exercisable to the extent the Tandem Share Appreciation Right has been exercised, and any Tandem Share Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

(d) Restricted Share Awards. The Committee is authorized to grant Restricted Share Awards to any Eligible Person on the following terms and conditions:

(i) Grant and Restrictions. Restricted Share Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan during the Restriction Period. The terms of any Restricted Share Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of Performance Conditions), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Share Award, a Participant granted Restricted Shares shall have all of the rights of a shareholder, including the right to vote the Restricted Shares and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the period that the Restricted Share Award is subject to a risk of forfeiture, subject to Section 9(b) below and except as otherwise provided in the Award Agreement, the Restricted Shares may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or Beneficiary.

(ii) Forfeiture. Upon termination of a Participant’s Continuous Service during the applicable Restriction Period, any part of the Participant’s Restricted Shares that lapses or does not Vest under Section 6(k) shall be forfeited and reacquired by the Company.

(iii) Certificates for Share. Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, that the Company retain physical possession of the certificates, and that the Participant deliver a share power to the Company, endorsed in blank, relating to the Restricted Shares.

(iv) Dividends and Splits. As a condition to the grant of a Restricted Share Award, the Committee shall either (A) require that any cash dividends paid on a Restricted Share be automatically reinvested in additional Restricted Shares, or (B) require that payment be delayed (with or without interest at such rate, if any, as the Committee shall determine) and remain subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such cash dividend is payable, in each case in a manner that does not violate the requirements of Section 409A of the Code (or any other applicable law, rule or regulation in any other jurisdiction). Unless otherwise determined by the Committee, Shares distributed in connection with a share split or share dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property have been distributed.

(e) Restricted Share Unit Award. The Committee is authorized to grant Restricted Share Unit Awards to any Eligible Person on the following terms and conditions:

(i) Award and Restrictions. Satisfaction of a Restricted Share Unit Award shall occur upon expiration of the deferral period specified for such Restricted Share Unit Award by the Committee (or, if permitted by the Committee, as elected by the Participant in a manner that does not violate the requirements of Section 409A of the Code, or any other applicable law, rule or regulation in any other jurisdiction). In addition, a Restricted Share Unit Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of Performance Conditions), separately or in combination, in installments or otherwise, as the Committee may determine. A Restricted Share Unit Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Restricted Share Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Restricted Share Unit Award, a Restricted Share Unit Award carries no voting or dividend or other rights associated with Share ownership. Prior to satisfaction of a Restricted Share Unit Award, except as otherwise provided in an Award Agreement and as permitted under Section 409A of the Code, a Restricted Share Unit Award may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or any Beneficiary.

(ii) Dividend Equivalents. As a condition to the grant of a Restricted Share Unit, the Committee shall require that any cash dividends paid on a Share attributable to such Restricted Share Unit be delayed (with or without interest at such rate, if any, as the Committee shall determine) and remain subject to restrictions and a risk of forfeiture to the same extent as the Restricted Share Unit with respect to which such cash dividend is payable, in a manner that does not violate the requirements of Section 409A of the Code (or any other applicable law, rule or regulation in any other jurisdiction). Unless otherwise determined by the Committee, Shares distributed in connection with a share split or share dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Share Unit with respect to which such Shares or other property have been distributed.

(f) Bonus Share and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued, or whether such Dividend Equivalents shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify; provided, that in no event shall such Dividend Equivalents be paid out to Participants prior to vesting of the corresponding Shares underlying the Award. Any such determination by the Committee shall be made at the grant date of the applicable Award. Notwithstanding the foregoing, Dividend Equivalents credited in connection with an Award that vests based on the achievement of Performance Conditions shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited.

(h) Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee. The Performance Conditions to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The Performance Conditions may consist of the following (determined for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity): (i) earnings per share; (ii) revenues or margins; (iii) cash flow (including operating cash flow, free cash flow, discounted return on investment, and cash flow in excess of cost of capital); (iv) operating margin; (v) return on net assets, investment, capital, or equity; (vi) economic value added; (vii) direct contribution; (viii) net income; pretax earnings; earnings before all or some of the following items: interest, taxes, depreciation, amortization, share-based compensation, ASC 718 expense, or any extraordinary or special items; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (ix) working capital; (x) management of fixed costs or variable costs; (xi) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (xii) total shareholder return; (xiii) debt reduction; (xiv) market share; (xv) entry into new markets, either geographically or by business unit; (xvi) customer retention and satisfaction; (xvii) strategic plan development and implementation, including turnaround plans; and/or (xviii) the Fair Market Value of a Share. Any of the foregoing criteria may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index, the Nasdaq Composite Index, the Russell 2000 Index, or another group of companies that are comparable to the Company. In determining the achievement of the Performance Conditions, unless otherwise specified by the Committee at the time the Performance Conditions are set, the Committee shall exclude the impact of (A) restructurings, discontinued operations, and extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges, (B) change in accounting standards required by generally accepted accounting principles; or (C) such other exclusions or adjustments as the Committee specifies at the time the Award is granted. Except as may be provided in Section 8 or an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The Performance Conditions to be achieved for each Performance Period, the duration of the Performance Period and the amount of the Award to be distributed, in each case, shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis in a manner that does not violate the requirements of Section 409A of the Code (or any other applicable law, rule or regulation in any other jurisdiction).

(i) Other Share-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Share-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Share-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Except as otherwise provided in the last sentence of Section 6(h) hereof, the Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, (including without limitation loans from the Company or a Related Entity provided that such loans are not in violation of Section 13(k) of the Exchange Act or any rule or regulation adopted thereunder or any other applicable law) paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.

(j) Minimum Vesting Conditions. Except for certain limited situations (including death, disability, retirement, a Change in Control referred to in Section 8, grants to new hires to replace forfeited compensation, grants representing payment of earned Performance Awards or other incentive compensation, Substitute Awards or grants to Directors), all Awards granted under this Plan shall be subject to a minimum vesting period of one (1) year (the “Minimum Vesting Condition”); provided, that such Minimum Vesting Condition will not be required on Awards covering, in the aggregate, a number of Shares not to exceed 5% of the maximum Share pool limit set forth in Section 4(a) hereof (subject to adjustment as provided in Section 9(c) hereof).

(k) Forfeiture. Except as otherwise provided for in the relevant Award Agreement, or where the Committee considers that the treatment set out in this Section 6(k) might be prohibited under the laws of any jurisdiction, or where the Committee considers that the treatment set out in this Section 6(k) might result in any adverse tax, regulatory or other consequences arising for any person, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Award), the following provisions of this Section 6(k) shall apply.

(i) In the circumstances where the Participant’s Continuous Service is terminated for Cause, or the Participant commits or is found after such termination to have committed conduct amounting to Cause, the Award shall lapse immediately.

(ii) In the circumstances where the Participant’s Continuous Service terminates for any reason other than those set out in Section 6(k)(i) above, the Award shall lapse unless the Committee in its absolute discretion determines that the treatment set out in the remainder of this Section 6(k)(ii) shall apply:

(A) Subject to Sections 6(k)(ii)(B) and (C) below, the maximum number of Shares over which the Award may vest shall be reduced so as to reflect the proportion of the Performance Period elapsed at the date of cessation, unless the Committee exercises its discretion to permit an Award to vest to such greater extent as the Committee may determine. Any part of the Award which may not vest shall lapse.

(B) Where an Award is subject to Performance Conditions, the Committee may reduce the number of Shares in respect of which the Award may vest under Section 6(k)(ii)(A) to take account of the extent to which the Committee considers that the relevant Performance Conditions are likely to be satisfied over the Performance Period. Unless provided to the contrary by the Performance Conditions set out in the relevant Award Agreement, the extent to which the Performance Conditions are likely to be satisfied shall be determined by the Committee on such reasonable basis as it decides. The Committee may determine that Awards may vest only where a minimum proportion of the Performance Period has elapsed before the date of cessation.

(C) The Committee may at its discretion (I) postpone the vesting of an Award for such period as the Committee considers reasonable to enable the Performance Conditions to be measured over the entire Performance Period, and/or (II) may make vesting conditional on the Participant abiding by the terms of their employment contract or settlement agreement with their employing company for a period of up to 12 months after the date of cessation.

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards.

Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, Restricted Shares or Restricted Share Units), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Shares minus the value of the cash compensation surrendered (for example, Options or Share Appreciation Right granted with an exercise price or grant price “discounted” by the amount of the cash compensation surrendered), provided that any such determination to grant an Award in lieu of cash compensation must be made in a manner intended to be exempt from or comply with Section 409A of the Code (or any other applicable law, rule or regulation in any other jurisdiction).

(b) Term of Awards.

The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Share Appreciation Right exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code); provided, however, that in the event that on the last day of the term of an Option or a Share Appreciation Right, other than an Incentive Stock

Option, (i) the exercise of the Option or Share Appreciation Right is prohibited by applicable law, or (ii) Shares may not be purchased, or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Share Appreciation Right may be extended by the Committee for a period of up to thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement, provided that such extension of the term of the Option or Share Appreciation Right would not cause the Option or Share Appreciation Right to violate the requirements of Section 409A of the Code (or any other applicable law, rule or regulation in any other jurisdiction).

(c) Form and Timing of Payment Under Awards; Deferrals.

Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, provided that any determination to pay in installments or on a deferred basis shall be made by the Committee at the date of grant. Any installment or deferral provided for in the preceding sentence shall, however, subject to the terms of the Plan, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended, the rules and regulations adopted by the Securities and Exchange Commission thereunder, all applicable rules of the Listing Market and any other applicable law, and in a manner intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code (or any other applicable law, rule or regulation in any other jurisdiction). Subject to Section 7(e) of this Plan, the settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the sole discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Any such settlement shall be at a value determined by the Committee in its sole discretion, which, without limitation, may in the case of an Option or Share Appreciation Right be limited to the amount if any by which the Fair Market Value of a Share on the settlement date exceeds the exercise or grant price. Installment or deferred payments may be required by the Committee (subject to Section 7(e) of this Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. The acceleration of the settlement of any Award, and the payment of any Award in installments or on an deferred basis, all shall be done in a manner that is intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code (or any other applicable law, rule or regulation in any other jurisdiction). The Committee may, without limitation, make provision for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(d) Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant).

Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

(e) Code Section 409A

(i) The Award Agreement for any Award that the Committee reasonably determines to constitute a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), and the provisions of the Section 409A Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

(ii) If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(A) Payments under the Section 409A Plan may be made only upon (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (z) the occurrence of an “unforeseeble emergency”;

(B) The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(C) Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(D) In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

(iii) Notwithstanding the foregoing, or any provision of this Plan or any Award Agreement, the Company does not make any representation to any Participant or Beneficiary that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of, Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

8. Change in Control.

(a) Effect of “Change in Control.”

Subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code (or any other applicable law, rule or regulation in any other jurisdiction), an Award may be subject to acceleration of vesting and exercisability if and only to the extent expressly provided for in any employment or other agreement between the Participant and the Company or any Related Entity, or in any Award Agreement entered into prior to the occurrence of a Change in Control (as defined below), or to the extent otherwise determined by the Committee in its sole discretion and without any requirement that each Participant be treated consistently. Except as otherwise provided in Section 8(a)(iv) hereof, such Awards shall be treated as follows upon the occurrence of a “Change in Control,” as defined in Section 8(b):

(i) Any Option or Share Appreciation Right that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 9(a) hereof.

(ii) Any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Share Award, Restricted Share Unit Award or an Other Share-Based Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 9(a) hereof.

(iii) With respect to any outstanding Award subject to achievement of Performance Conditions under the Plan, the Committee may, in its discretion, consider such Awards to have been earned and payable based on actual achievement of Performance Conditions as measured immediately prior to the consummation of the Change in Control or based upon target performance (either in full or pro-rata based on the portion of the Performance Period completed as of the Change in Control), except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 9(a).

(iv) Except as otherwise provided in any employment or other agreement for services between the Participant and the Company or any Subsidiary, and unless the Committee otherwise determines in a specific instance, each outstanding Option, Share Appreciation Right, Restricted Share Award, Restricted Share Unit Award or Other Share-Based Award shall not be accelerated as described in Sections 8(a)(i), (ii) and (iii), if either (A) the Company is the surviving entity in the Change in Control and the Option, Share Appreciation Right, Restricted Share Award, Restricted Share Unit Award or Other Share-Based Award continues to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control or (B) the successor company or its parent company assumes or substitutes for the applicable Award, as determined in accordance with Section 9(c)(ii) of this Plan.

(b) Definition of “Change in Control”.

Unless otherwise specified in any employment or other agreement for services between the Participant and the Company or any Related Entity, or in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i) The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 9(b), the following acquisitions shall not constitute or result in a Change in Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (z) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) below; or

(ii) During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of (A) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving (x) the Company or (y) any one or more Subsidiaries whose combined revenues for the prior fiscal year represented more than 50% of the consolidated revenues of the Company and its Subsidiaries for the prior fiscal year (the “Major Subsidiaries”), or (B) a sale or other disposition of all or substantially all of the assets of the Company or the Major Subsidiaries, or the acquisition of assets or equity of another entity by the Company or any of its Subsidiaries (each of the events referred to in clauses (A) and (B) sometimes hereinafter being referred to a “Business Combination”), unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities, (excluding any outstanding voting securities of the Continuing Entity that such Beneficial Owners hold immediately following the consummation of the Business Combination as a result of their ownership, prior to such consummation, of voting securities of any company or other entity involved in or forming part of such Business Combination other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) of the Company or any Continuing Entity or any entity controlled by the Continuing Entity or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Continuing Entity except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the Board of Directors or other governing body of the Continuing Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

Notwithstanding anything to the contrary herein, the term “Change in Control” shall not include any sale of assets, a merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, nor an initial public offering underwritten on a firm commitment basis pursuant to a registration statement filed with the Securities Exchange Commission. If required for compliance with Section 409A of the Code (or any other applicable law, rule or regulation in any other jurisdiction), in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

9. General Provisions.

(a) Compliance With Legal and Other Requirements.

The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to the Listing Market, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries.

No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Share Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon), are by gift or pursuant to a domestic relations order, and are to a “Permitted Assignee” that is a permissible transferee under the applicable rules of the Securities and Exchange Commission for registration of securities on a Form S-8 registration statement. For this purpose, a Permitted Assignee shall mean (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clauses (i) and (ii) are the only partners, members or shareholders, or (iv) a foundation in which any person or entity designated in clauses (i), (ii) or (iii) above control the management of assets. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments.

(i) Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer, then the Committee shall, in such manner as it may deem appropriate and equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 4 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate in order to prevent the reduction or enlargement of benefits under any Award; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment under this Section 9(c) shall be conclusive and binding for all purposes.

(ii) Adjustments in Case of Certain Transactions. In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control (and subject to the provisions of Section 8 of this Plan relating to the vesting of Awards in the event of any Change in Control and subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code or any other applicable law, rule or regulation in any other jurisdiction), any outstanding Awards may be dealt with in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant as such, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (A) the continuation of the outstanding Awards by the Company, if the Company is a surviving entity, (B) the assumption or substitution for, as those terms are defined below, the outstanding Awards by the surviving entity or its parent or subsidiary, (C) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (D) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards, which value, in the case of Options or Share Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Share Appreciation Right as of the effective date of the transaction, (it being understood that, in such event, any Option or Share Appreciation Right having a per Share exercise or grant price equal to, or in excess of, the Fair Market Value of a Share subject thereto may be canceled and terminated without any payment or consideration therefor). For the purposes of this Plan, an Option, Share Appreciation Right, Restricted Share Award, Restricted Share Unit Award, Performance Award or Other Share-Based Award shall be considered assumed or substituted for if following the applicable transaction the Award confers the right to purchase or receive, for each Share subject to the Option, Share Appreciation Right, Restricted Share Award, Restricted Share Unit Award, Performance Award or Other Share-Based Award immediately prior to the applicable transaction, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the applicable transaction, the consideration (whether shares, cash or other securities or property) received in the applicable transaction by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the applicable transaction is not solely common shares of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Share Appreciation Right, Restricted Share Award, Restricted Share Unit Award, Performance Award or Other Share-Based Award, for each Share subject thereto, will be solely common shares of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the applicable transaction. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. The Committee shall give written notice of any proposed transaction referred to in this Section 9(c)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his or her exercise of any Awards upon the consummation of the transaction.

(iii) Other Adjustments. The Committee or the Board is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Awards subject to satisfaction of Performance Conditions relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant.

(d) Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

(e) Taxes.

The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee. The amount of withholding tax paid with respect to an Award by the withholding of Shares otherwise deliverable pursuant to the Award or by delivering Shares already owned shall not exceed the maximum statutory withholding required with respect to that Award (or such other limit as the Committee shall impose, including without limitation, any limit imposed to avoid or limit any financial accounting expense relating to the Award).

(f) Changes to the Plan and Awards.

The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3) or the rules of the Listing Market, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under the terms of any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under terms of such Award.

(g) Clawback of Benefits.

(i) The Company may (A) cause the cancellation of any Award, (B) require reimbursement of any Award by a Participant or Beneficiary, and (C) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or share exchange requirements) and is further agreeing that all of the Participant’s Award Agreements may be unilaterally amended by the Company, without the Participant’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

(ii) If the Participant, without the consent of the Company, while employed by or providing services to the Company or any Related Entity or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Related Entity, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled and (ii) the Committee, in its discretion, may require the Participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or Share Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award Agreement or otherwise specified by the Committee.

(g) Limitation on Rights Conferred Under Plan.

Neither the Plan nor any action taken hereunder or under any Award shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company or any Related Entity including, without limitation, any right to receive dividends or distributions, any right to vote or act by written consent, any right to attend meetings of shareholders or any right to receive any information concerning the Company’s or any Related Entity’s business, financial condition, results of operation or prospects, unless and until such time as the Participant is duly issued Shares on the share books of the Company or any Related Entity in accordance with the terms of an Award. None of the Company, its officers or its directors shall have any fiduciary obligation to the Participant with respect to any Awards unless and until the Participant is duly issued Shares pursuant to the Award on the share books of the Company in accordance with the terms of an Award. Neither the Company, nor any Related Entity, nor any of their respective officers, directors, representatives or agents is granting any rights under the Plan to the Participant whatsoever, oral or written, express or implied, other than those rights expressly set forth in this Plan or the Award Agreement.

(h) Unfunded Status of Awards; Creation of Trusts.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company or Related Entity that issues the Award; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the obligations of the Company or Related Entity under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(i) Nonexclusivity of the Plan.

Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

(j) Payments in the Event of Forfeitures; Fractional Shares.

Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(k) Governing Law.

Except as otherwise provided in any Award Agreement, the validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the British Virgin Islands, without giving effect to principles of conflict of laws, and applicable federal law.

(l) Foreign Laws.

The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(m) Plan Effective Date; Termination of Plan.

The Plan shall become effective on the Effective Date. The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Effective Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated or have expired.

(n) Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

(o) Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

Neither this document, nor any communication connected with it, is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the UK Sub-Plan to the Nomad Foods Limited Long Term 2015 Incentive Plan (the “Sub-Plan”). The Sub-Plan is exclusively available to bona fide UK employees and former employees of Nomad Foods Limited or any of its subsidiaries.

UK SUB-PLAN TO THE

NOMAD FOODS LIMITED

2025 EQUITY INCENTIVE PLAN

Additional terms and conditions for Awards received by Eligible Persons tax resident in the UK, pursuant to Section 10(l) of the Nomad Foods Limited 2025 Equity Incentive Plan as amended (the “Parent Plan”).

1.

1. The purpose of this Sub-Plan is to provide incentives for UK Employees (as defined below) through the grant of Awards over Shares of the Company.

2. This Sub-Plan shall apply to all UK Employees. In the event that an Employee becomes a UK Employee subsequent to the grant of an Award under the Plan, then such Award shall immediately and automatically be amended in a manner consistent with this Sub-Plan unless otherwise determined by the Committee.

3. Capitalized terms used in this Sub-Plan are defined in the Parent Plan, subject to the provisions of this Sub-Plan.

4. Any Options granted under this Sub-Plan shall be designated as Non-tax advantaged Options.

5. This Sub-Plan is governed by the Parent Plan and all its provisions shall be identical to those of the Parent Plan SAVE THAT (i) “Sub-Plan” shall be substituted for “Plan” where applicable and (ii) the following provisions shall be as stated in this Sub-Plan in order to accommodate the specific requirements of the laws of England and Wales:

6. SECTION 2: Definitions and interpretation

For purposes of this UK Sub-Plan only, the following definitions that are contained in the Parent Plan shall be amended to read:

“Eligible Person” means any person who is a UK Employee.

“Employee” means any person, including a full-time officer or full-time Director, who is an employee of the Company or any Group Company, or is a prospective employee of the Company or any Group Company (conditioned upon and effective not earlier than, such person becoming an employee of the Company or any Group Company). The payment of a director’s fee by the Company or a Group Company shall not be sufficient to constitute “employment” by the Company.

“Plan” means the Parent Plan as modified by this UK Sub-Plan.

For purposes of this UK Sub-Plan only, the following definitions shall be added:

“Group” has the meaning given to that word in section 421 of the UK Financial Services and Markets Act 2000, and “Group Company” shall be construed accordingly.

“HMRC” means HM Revenue & Customs.

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“Joint Election” means an election (in such terms and such form as provided in paragraphs 3A and 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992), which has been approved by HMRC for the transfer of the whole of or any liability of the Secondary Contributor for any Secondary NIC Liability.

“Misconduct” means a Participant (a) being dismissed without notice or resigning in circumstances where his employing company would have been entitled to dismiss him without notice, or (b) committing a material breach of his employment contract or settlement agreement with his employing company.

“Non-tax advantaged Option” means an Option over Shares that is neither an option granted pursuant to a CSOP scheme under Schedule 4 ITEPA nor an enterprise management incentive (EMI) option which meets the requirements of Schedule 5 ITEPA.

“Personal Representative” means the personal representative(s) of a UK Employee (being either the executors of his or her will or if he or she dies intestate the duly appointed administrator(s) of his or her estate) who have provided to the Board Committee evidence of their appointment as such.

“Secondary Contributor” means a person or company who has a liability to account (or pay) the Secondary NIC Liability to HMRC.

“Secondary NIC Liability” means any liability to employer’s Class 1 National Insurance contributions to the extent arising from the grant, vesting, exercise, release or cancellation of an Award or arising out of the acquisition, vesting, retention and/or disposal of the Shares acquired pursuant to an Award, where such liability may be recovered from the Eligible Person by the Secondary Contributor under paragraph 3A of Schedule 1 to the Social Security Contributions and Benefits Act 1992 or transferred to the Eligible Person under paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992.

“Section 431 Election” means an election made under section 431 of ITEPA.

“Taxable Event” means any occasion on which a UK Tax Liability and/or Secondary NIC Liability arises in connection with an Award or any Shares acquired under an Award, including but not limited to the grant, vesting, exercise, assignment, release, cancellation or other disposal of an Award, or arising out of the acquisition, vesting, retention and/or disposal of the Shares subject to or comprising an Award, or otherwise pursuant to an award of Shares under the Plan.

“UK Employee” means an Employee who is resident in the United Kingdom for United Kingdom tax purposes, or otherwise within the scope of United Kingdom taxation on employment income as a result of duties performed in the United Kingdom.

“UK Tax Liability” means any liability or obligation of the Company and/or any Group Company to account (or pay) for income tax (under the United Kingdom withholding system of PAYE (pay as you earn)) or any other taxation provisions and primary class 1 National Insurance contributions in the United Kingdom to the extent arising from the grant, exercise, vesting, assignment, release, cancellation or any other disposal of an Award, or arising out of the acquisition, vesting, retention and/or disposal of the Shares subject to or comprising an Award, or otherwise pursuant to an award of Shares under the Plan.

7. SECTION 3: Administration

7.1 For the purposes of the UK Sub-Plan only when exercising its authority under Section 3(a) of the Parent Plan to select Eligible Persons to become Participants, the Committee may select only persons who are UK Employees, and no person who is not a UK Employee may be selected under Section 3(a) or be granted Awards under this Sub-Plan.

8. SECTION 5: Eligibility

8.1 For the purposes of the UK Sub-Plan only, Awards may be granted under the Sub-Plan only to UK Employees.

9. SECTION 6: Specific Terms of Awards

9.1 For the purposes of the UK Sub-Plan only, the methods by which the exercise price of an Option shall be paid or deemed to be paid, under Section 6(b)(ii) of the Parent Plan, may not include the surrender of Shares already held by the Participant (but may include the withholding of Shares otherwise deliverable pursuant to the Award), or the surrender of other Awards or awards granted under other plans of the Company or a Related Entity.

9.2 For the purposes of the UK Sub-Plan only, Section 6(d)(iv) of the Parent Plan shall read as follows:

“Dividends and Splits. As a condition to the grant of a Restricted Share Award, the Committee shall either (A) require that any cash dividends paid on a Restricted Share be automatically reinvested in additional Restricted Shares, or (B) require that any dividends paid on a Restricted Share be waived by the relevant Participant. In the event that dividends paid on a Restricted Share be waived by the relevant Participant, the

Participant shall instead receive a Dividend Equivalent in respect of the number of Shares comprised in the Restricted Share Award, payment of which shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Dividend Equivalent is payable, in a manner that does not violate the requirements of Section 409A of the Code or any other applicable law, rule or regulation in any other jurisdiction.”

9.3 For the purposes of the UK Sub-Plan only, Section 6(e)(ii) of the Parent Plan shall read as follows:

“Dividend Equivalents. A Participant who holds a Restricted Share Unit Award shall not be entitled to receive any dividends in respect of Shares attributable to such Restricted Share Unit. Dividend Equivalents shall not be granted in respect of Restricted Share Unit Awards granted under the UK Sub-Plan, unless at the time a Restricted Share Unit Award is granted, the Committee determines and specifies in the relevant Award Agreement that the Participant shall receive Dividend Equivalents (with or without interest at such rate, if any, as the Committee shall determine) in respect of the number of Shares comprised in the Restricted Share Unit Award. If the Committee does so determine and specify in the relevant Award Agreement, payment of the Dividend Equivalents shall be made (a) in cash or Shares, (b) at the time that Shares are delivered to the Participant under the Restricted Share Unit Award with respect to which such cash dividend is payable, (c) subject to restrictions on transfer and a risk of forfeiture to the same extent as the Restricted Share Unit Award with respect to which such cash dividend is payable, and (d) in a manner that does not violate the requirements of Section 409A of the Code or any other applicable law, rule or regulation in any other jurisdiction.”

9.4 For the purposes of the UK Sub-Plan only, Section 6(g) of the Parent Plan shall read as follows:

“Dividend Equivalents. Dividend Equivalents shall not be granted in respect of Awards granted under the UK Sub-Plan, unless at the time an Award is granted, the Committee determines and specifies in the relevant Award Agreement that the Participant shall receive Dividend Equivalents (with or without interest at such rate, if any, as the Committee shall determine) in respect of the number of Shares comprised in the relevant Award. The Committee shall not grant Dividend Equivalents under the UK Sub-Plan on a free-standing basis. If the Committee does so determine and specify in the relevant Award Agreement, payment of the Dividend Equivalents shall be made (a) in cash or Shares, (b) at the time that Shares are delivered to the Participant under the Award with respect to which such cash dividend is payable, (c) subject to restrictions on transfer and a risk of forfeiture to the same extent as the Award with respect to which such cash dividend is payable, and (d) in a manner that does not violate the requirements of Section 409A of the Code or any other applicable law, rule or regulation in any other jurisdiction.”

9.5 For the purposes of the UK Sub-Plan only, Section 6(k)(i) of the Parent Plan shall read as follows:

10.“In the circumstances where the Participant’s Continuous Service is terminated for Cause or Misconduct, or the Participant commits or is found after such termination to have committed conduct amounting to Cause, the Award shall lapse immediately.”

10.1 For the purposes of the UK Sub-Plan only, the following wording shall be added as a new Section 6(l) of the Parent Plan:

“6(l) In the event the Committee wishes to require the Participant to enter into a Joint Election in respect of the Secondary NIC Liability arising in connection with an Award, or otherwise to pass to the Participant the cost of the Secondary NIC Liability arising in connection with an Award, the Committee must specify in the relevant Award Agreement that any such Award may be settled only in Shares and not in cash.”

11. SECTION 10: General Provisions

11.1 For the purposes of the UK Sub-Plan only, Section 10(b) of the Parent Plan shall read as follows:

“Limits on Transferability; Beneficiaries. Awards granted under this Sub-Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated in any manner other than on the UK Employee’s death to the UK Employee’s Personal Representative. Further, a Participant’s rights under such Awards shall be exercisable during the Participant’s lifetime only by such Participant or such Participant’s legal representative.”

11.2 For the purposes of the UK Sub-Plan only, Section 10(e) shall be re-numbered as section 10(e)(i), and the following wording shall be added as new sections 10(e)(ii), 10(e)(iii) and 10(e)(iv):

“10(e)(ii) No obligation shall arise upon the Company to issue or transfer Shares or procure the issue or transfer of Shares and/or do any other thing in relation to a UK Employee or Participant under or in connection with this Sub-Plan (together “Grantor Action”) unless and until the Committee is satisfied in its absolute discretion that such UK Employee or Participant:

(a)

has made payment, or has made arrangements satisfactory to the Committee for the payment to the Company and/or to any other Group Company, of such sum as is sufficient to settle any UK Tax Liability which arises as a result of such Grantor Action or the exercise of an Option; or

(b)	has entered into an agreement with the Company and/or any such other Group Company (in a form satisfactory to the Committee) to ensure that such a payment is made.

“10(e)(iii) The Committee may provide in an Award Agreement that the grant, satisfaction, vesting or exercise of such Award (or any portion thereof) is conditional upon the UK Employee making or refraining from making a Section 431 Election with respect to the Shares acquired pursuant to the exercise or vesting of such Award. If a UK Employee makes a Section 431 Election in respect of the acquisition of any Shares under an Award Agreement, such election shall be made no later than fourteen (14) days from the date of acquisition of the Shares.

“10(e)(iv) The Committee may provide in an Award Agreement that the grant, satisfaction, vesting or exercise of such Award (or any portion thereof) is conditional upon the UK Employee either making a Joint Election, or indemnifying the Company and/or any other Group Company in respect of any Secondary NIC Liability, with respect to the Shares acquired pursuant to the Award Agreement.”

11.3 For the purposes of the UK Sub-Plan only, the following wording shall be added at the end of section 10(g) of the Parent Plan:

“The rights and obligations of any individual under the terms of his or her office or employment with the Company or any Group Company shall not be affected by his or her participation in the Plan or any right which he or she may have to participate in it. An individual who participates in the Plan waives any and all rights to compensation or damages in consequence of the termination of his or her office or employment for any reason whatsoever (whether or not such termination is wrongful or unfair) insofar as those rights arise or may arise from his or her ceasing to have rights under an Award as a result of such termination.”

11.4 For the purposes of the UK Sub-Plan only, a new Section 10(p) shall be added as follows:

“No term of the Plan shall be construed so as to require the Company or the Committee to grant, or alter the terms of, any Award to a UK Employee so as to confer any “tax-advantaged” status on that Award for United Kingdom tax purposes.”

32